Exhibit 12.1

Statement of Computation of Ratio of Earnings

	Newcastle Investment Corp. Ratio of Earnings to Combined Fixed Charges and Preferred Dividends
	Years Ended December 31,
(Amounts in 000’s, except ratios)	2014	2013	2012	2011	2010
Income (loss) from continuing operations, pre-tax before adjustment for income (loss) from equity investees	$67,791	$139,725	$403,645	$303,641	$621,670
Fixed charges, as defined (A)	80,022	78,601	108,236	138,035	172,219
Distributed income (loss) of equity investees	—	1,069	—	—	—

Earnings, as defined	$147,813	$219,395	$511,881	$441,676	$793,889
Combined fixed charges and preferred dividends, as defined (B)	85,602	84,181	113,816	143,615	179,672

Ratio of Earnings to Combined Fixed Charges	1.73	2.61	4.50	3.08	4.42

(A) Fixed charges, as defined:
Interest expense	$80,022	$78,601	$108,236	$138,035	$172,219

Fixed charges, as defined	$80,022	$78,601	$108,236	$138,035	$172,219

(B) Combined fixed charges and preferred dividends, as defined:
Interest expense	$80,022	$78,601	$108,236	$138,035	$172,219
Preferred dividends	5,580	5,580	5,580	5,580	7,453

Fixed charges, as defined	$85,602	$84,181	$113,816	$143,615	$179,672

	Newcastle Investment Corp. Ratio of Earnings to Fixed Charges
	Years Ended December 31,
(Amounts in 000’s, except ratios)	2014	2013	2012	2011	2010
Income (loss) from continuing operations, pre-tax before adjustment for income (loss) from equity investees	$67,791	$139,725	$403,645	$303,641	$621,670
Fixed charges, as defined (A)	80,022	78,601	108,236	138,035	172,219
Distributed income (loss) of equity investees	—	1,069	—	—	—

Earnings, as defined	$147,813	$219,395	$511,881	$441,676	$793,889
Fixed charges, as defined (A)	80,022	78,601	108,236	138,035	172,219

Ratio of Earnings to Fixed Charges	1.85	2.79	4.73	3.20	4.61

(A) Fixed charges, as defined:
Interest expense	$80,022	$78,601	$108,236	$138,035	$172,219

Fixed charges, as defined	$80,022	$78,601	$108,236	$138,035	$172,219